Exhibit 99(a)

[Wendy’s International, Inc. Logo]

Wendy’s Announces Sale of Baja Fresh

DUBLIN, Ohio (Oct. 12, 2006) -— Wendy’s International, Inc. (NYSE:WEN) today announced a definitive agreement to sell the Baja Fresh® Mexican Grill restaurant chain to a west coast restaurant operating company for about $31 million. The deal is expected to close during the fourth quarter, subject to customary closing conditions.

Baja Fresh operates about 300 fresh Mexican restaurants in the U.S.

The group purchasing Baja Fresh is a consortium of Investment Groups lead by David Kim. Mr. Kim and his team are experienced restaurant and retail operators.  Being both a franchisor and franchisee, the group has several national brands including Sweet Factory, Cinnabon, KaBloom, and Denny’s.  The Company’s employee base of more than 3000 is dedicated to the operations and support for the 400 plus company owned and franchise locations across the United States.

“This transaction, as well as our September 29th spin-off of Tim Hortons®, will allow us to sharpen our focus on the Wendy’s brand,” said Kerrii Anderson, Wendy’s interim Chief Executive Officer and President. “We wish all the best to the employees and franchisees of Baja Fresh.”

Safe Harbor statement
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. Factors set forth in our Safe Harbor under the Private Securities Litigation Reform Act of 1995, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. Please review the Company’s Safe Harbor statement at http://www.wendys-invest.com/safeharbor.

Wendy’s International, Inc. overview
Wendy’s International, Inc. is one of the world’s most successful restaurant operating and franchising companies, with more than 6,300 Wendy’s Old Fashioned Hamburgers® restaurants in North America and more then 300 international Wendy’s restaurants. More information about the Company is available at www.wendys-invest.com.

CONTACTS:

Investors:
John Barker: David Poplar	(614) 764-3044 or john_barker@wendys.com (614) 764-3547 or david_poplar@wendys.com

News Media:
Denny Lynch: Bob Bertini:	(614) 764-3553 or denny_lynch@wendys.com (614) 764-3329 or bob_bertini@wendys.com